                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                 -----------------------------
                                                         OMB APPROVAL
                                                 -----------------------------
                                                 OMB Number:  3235-0145
                                                 Expires:   October 31, 2002
                                                 Estimated average burden
                                                 hours per response......14.90
                                                 -----------------------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                              MESSAGEMEDIA, INC.
           ----------------------------------------------------------
                                (Name of Issuer)




                    COMMON STOCK, PAR VALUE $.001 PER SHARE
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  337486 10 4
               ---------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                               Page 1 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               10,616,268

      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER

          EACH                -0-
        REPORTING         ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
         PERSON
                              10,616,268
          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,616,268
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           18.8%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------

                               Page 2 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund L.P. ("STAF")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               203,410

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              -0-
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               203,410

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           203,410
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.4%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------

                               Page 3 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           STV IV LLC
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               10,819,678

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              -0-
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               10,819,678

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
 -------------------------------------------------------------------------------

                               Page 4 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Gary E. Rieschel
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 ------------------------ --- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              10,819,678
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               0 Shares

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              10,819,678
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 5 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Charles E. Lax
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 ------------------------ --- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              10,819,678
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               0 Shares

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              10,819,678
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 6 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Bradley A. Feld
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 ------------------------ --- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              10,819,678
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               0 Shares

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              10,819,678
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 7 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Matthew A. Ocko
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 ------------------------ --- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              10,819,678
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               0 Shares

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              10,819,678
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 8 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           E. Scott Russell
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 ------------------------ --- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              10,819,678
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               0 Shares

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              10,819,678
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 9 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           D. Rex Golding
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 ------------------------ --- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              10,819,678
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               0 Shares

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              10,819,678
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 10 of 17 pages

-------------------------                                -----------------------
  CUSIP NO. 337486 10 4                  13G
-------------------------                                -----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           J. Heidi Roizen
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 ------------------------ --- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares

      BENEFICIALLY        ------------------------------------------------------
                          6   SHARED VOTING POWER
        OWNED BY
                              10,819,678
          EACH            ------------------------------------------------------

        REPORTING         7   SOLE DISPOSITIVE POWER

         PERSON               0 Shares

          WITH:           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              10,819,678
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 11 of 17 pages

ITEM 1.
           (a)    NAME OF ISSUER: Messagemedia, Inc.
           (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 6060 Spine Road, Boulder, CO 80301

ITEM 2.
           (a)    NAME OF PERSON FILING:

                  SOFTBANK Technology Ventures IV L.P. ("SBTV IV") SOFTBANK Technology Advisors Fund L.P. ("STAF")
                  STV IV LLC
                  Gary E. Rieschel ("GER")
                  Charles E. Lax ("CEL")
                  Bradley A. Feld ("BAF")
                  Matthew A. Ocko ("MAO")
                  E. Scott Russell ("ESR")
                  D. Rex Golding ("DRG")
                  J. Heidi Roizen ("JHR")

           (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  200 West Evelyn Avenue, Suite 200
                  Mountain View, CA 94043

           (c)    CITIZENSHIP:

                  Entities:       SBTV IV        --     Delaware
                                  STAF           --     Delaware
                                  STV IV LLC     --     Delaware

                  Individuals:    GER            --     United States
                                  CEL            --     United States
                                  BAF            --     United States
                                  MAO            --     United States
                                  ESR            --     United States
                                  DRG            --     United States
                                  JHR            --     United States

           (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $.01 per share
           (e)    CUSIP NUMBER: 337486 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

           (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);

           (c) [ ] Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

           (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

           (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4  OWNERSHIP.

                               Page 12 of 17 pages



------------------------------------------------------------------------------------------------------------------
                                 SBTV IV        STAF     STV IV LLC       Rieschel            Lax           Feld
------------------------------------------------------------------------------------------------------------------


(a) Beneficial Ownership        10,616,268     203,410     10,819,678     10,819,678     10,819,678     10,819,678
------------------------------------------------------------------------------------------------------------------


(b) Percentage of Class               18.8%        0.3%          19.2%          19.2%          19.2%          19.2%
------------------------------------------------------------------------------------------------------------------


(c) Sole Voting Power           10,616,268     203,410     10,819,678             -0-            -0-            -0-
------------------------------------------------------------------------------------------------------------------


Shared Voting Power                   -0-           -0-            -0-    10,819,678     10,819,678     10,819,678
------------------------------------------------------------------------------------------------------------------


Sole Dispositive Power          10,616,268     203,410     10,819,678             -0-            -0-            -0-
------------------------------------------------------------------------------------------------------------------


Shared Dispositive Power                -0-         -0-            -0-    10,819,678     10,819,678     10,819,678
------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
                                    Ocka        Russell        Golding         Roizen
---------------------------------------------------------------------------------------

(a) Beneficial Ownership        10,819,678     10,819,678     10,819,678     10,819,678
---------------------------------------------------------------------------------------


(b) Percentage of Class               19.2%          19.2%          19.2%          19.2%
---------------------------------------------------------------------------------------


(c) Sole Voting Power                   -0-            -0-            -0-            -0-
---------------------------------------------------------------------------------------


Shared Voting Power             10,819,678     10,819,678     10,819,678     10,819,678
---------------------------------------------------------------------------------------


Sole Dispositive Power                  -0-            -0-            -0-            -0-
---------------------------------------------------------------------------------------


Shared Dispositive Power        10,819,678     10,819,678     10,819,678     10,819,678
---------------------------------------------------------------------------------------


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

Not applicable.

                               Page 13 of 17 pages

ITEM 10.    CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


        Date:  February 12, 2001



        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Risechel
            ---------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Risechel
            ---------------------------------------------
                Managing Member


        SBTV IV LLC

        By: /s/ Gary E. Risechel
            ---------------------------------------------
                Managing Member


           /s/ Gary E. Risechel
        ------------------------------------------------
               Gary E. Rieschel


           /s/ Charles E. Lax
        ------------------------------------------------
               Charles E. Lax


           /s/ Bradley A. Feld
        ------------------------------------------------
               Bradley A. Feld


           /s/ Matthew A. Ocko
        ------------------------------------------------
               Matthew A. Ocko


                               Page 14 of 17 pages

           /s/ E. Scott Russell
        ------------------------------------------------
               E. Scott Russell



           /s/ D. Rex Golding
        ------------------------------------------------
               D. Rex Golding



           /s/ J. Heidi Roizen
        ------------------------------------------------
               J. Heidi Roizen


                               Page 15 of 17 pages

                                    EXHIBIT A
                            AGREEMENT OF JOINT FILING

               We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

        Date:  February 12, 2000

        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ------------------------------------------
                Managing Member


        SBTV IV LLC

        By: /s/ Gary E. Rieschel
            ------------------------------------------
                Managing Member


           /s/ Gary E. Rieschel
        ---------------------------------------------
               Gary E. Rieschel


           /s/ Charles E. Lax
        ---------------------------------------------
               Charles E. Lax


           /s/ Bradley A. Feld
        ---------------------------------------------
               Bradley A. Feld


           /s/ Matthew A. Ocko
        ---------------------------------------------
               Matthew A. Ocko


           /s/ E. Scott Russell
        ---------------------------------------------
               E. Scott Russell





                               Page 16 of 17 pages

           /s/ D. Rex Golding
        ---------------------------------------------
               D. Rex Golding


           /s/ J. Heidi Roizen
        ---------------------------------------------
               J. Heidi Roizen




                               Page 17 of 17 pages